VOTING AGREEMENT

      This VOTING AGREEMENT, dated as of February 2, 2011 (this "Agreement"), is entered into by and among Fund Holdings LLC, a Florida limited liability company ("Holdings"), Edwin L. Knetzger, III ("ELK"), Bonds MX, LLC, a Delaware limited liability company ("Bonds MX"), Robert Jones ("Jones"), Laidlaw Venture Partners III, LLC ("LVP III" and, collectively with Holdings, ELK, Bonds MX and Jones, the "Stockholders"), GFINET, Inc., a Delaware corporation ("GFI"), Oak Investment Partners XII, Limited Partnership, a Delaware limited partnership ("Oak" and, collectively with GFI, the "Investors"), and Beacon Capital Strategies, Inc., a Delaware corporation ("Seller").

                                    RECITALS

      WHEREAS, concurrently with the execution of this Agreement, each of the Investors is executing and delivering a Unit Purchase Agreement, dated as of the date hereof, by and among Bonds.com Group, Inc., a Delaware corporation (the "Company"), and the Investors (the "Purchase Agreement");

      WHEREAS, pursuant to the Purchase Agreement, the Investors are purchasing an aggregate of $9,000,000 of the Company's securities (the "Transaction"); and

      WHEREAS, concurrently with the execution of this Agreement, the Company, Seller and Bonds.com MBS, Inc., a Delaware corporation ("Buyer"), are executing and delivering an Asset Purchase Agreement, dated as of the date hereof (the "Asset Purchase Agreement");

      WHEREAS, pursuant to the Asset Purchase Agreement, Buyer is acquiring substantially all of the assets of Seller in exchange for shares of the Company's Series C Preferred Convertible Stock (the "Asset Acquisition");

      WHEREAS, as a condition to their execution and delivery of the Purchase Agreement and the Asset Purchase Agreement and consummation of the Transaction and the Asset Acquisition, the Investors and Seller, respectively, are requiring the Stockholders to enter into this Agreement, and the Stockholders wish to induce the Investors and Seller to execute and delivery the Purchase Agreement and the Asset Purchase Agreement and consummate the Transaction and the Asset Acquisition.

                                   AGREEMENT

      NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:

      1. Definitions.

      (a) For purpose of this Agreement, the following terms shall have the meanings set forth below:

      "Common Stock" means the Company's shares of common stock, par value $0.0001 per share.

      "Exchange Act" means the Securities Exchange Act of 1934, as amended.

      "Person" means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, governmental entity or authority or other entity of any kind or nature.

      "Securities Act" means the Securities Act of 1933, as amended.

      "Series D Preferred" means the Company's Series D Convertible Preferred Stock, par value $0.0001 per share.

      "Shares" means, with respect to any Stockholder, (i) all issued and outstanding shares of the Common Stock owned of record or beneficially by such Stockholder as of the date of this Agreement; (ii) all issued and outstanding shares of the Series D Preferred owned of record or beneficially by such Stockholder as of the date of this Agreement; and (iii) all additional shares of Common Stock and Series D Preferred that such Stockholder purchases or otherwise acquires beneficial ownership of (including pursuant to the exercise of any options or other securities) during the period from the date of this Agreement through the termination of this Agreement pursuant to Section*8.

      "Voting Shares" means, with respect to any Person, all issued and outstanding Shares owned of record or beneficially by such Person or over which such Stockholder exercises voting power, in each case, as of the record date for persons entitled (i)*to receive notice of, and to vote at, at any annual or special meeting of the stockholders of the Company called for the purpose of voting on the matters referred to in Section*3, or (ii)*to take action by written consent of the stockholders of the Company with respect to the matters referred to in Section*3. Any shares of capital stock of the Company that such Person purchases or over which such Person exercises voting power during the period from the date of this Agreement through the date of termination of this Agreement pursuant to Section*8 shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Voting Shares on the date hereof.

      (b) For purposes of this Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Purchase Agreement.

      2. Representations of the Stockholders.

      (a) Each Stockholder hereby represents and warrants to each of the Investors and Seller as follows:

            (i) Such Stockholder has all requisite power and authority necessary to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

             (ii) This Agreement has been duly executed and delivered by such Stockholder and, assuming due execution and delivery of this Agreement by the other parties hereto, constitutes a valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles (regardless of whether such enforcement is considered in a proceeding at law or in equity).

             (iii)Such Stockholder's Shares represent all shares of capital stock of the Company beneficially owned by such Stockholder as of the date hereof.

             (iv) Other than as set forth in this Agreement, such Stockholder's Shares are now owned by such Stockholder free and clear of all voting agreements or arrangements whatsoever or proxies granted to any third party(ies), in each case that could, individually or in the aggregate, reasonably be expected to prevent, restrict or otherwise impair the ability of such Stockholder to perform its obligations under this Agreement.



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

            (v) Such Stockholder understands and acknowledges that the Investors and Seller are entering into the Purchase Agreement and the Asset Purchase Agreement, respectively, in reliance upon the foregoing representations and warranties and such Stockholder's execution, delivery and performance of this Agreement.

      3. Agreements to Vote Shares.

      (a) During the period commencing on the date hereof and continuing until the termination of this Agreement in accordance with its terms, each Stockholder agrees to:

            (i) appear (in person or by proxy) at any annual or special meeting of the stockholders of the Company at which the Authorized Share Increase will or may be considered, in each case, for the purpose of obtaining a quorum;

            (ii) vote (in person or by proxy), or execute a written consent or consents if stockholders of the Company are requested to vote their shares by written consent, all of such Stockholder's Voting Shares:

                  (A)    in favor of the Authorized Share Increase;

                  (B) against: (1) any and all proposals contrary to the Authorized Share Increase; and (2)*any action, proposal, transaction or agreement which could reasonably be expected to result in a breach or failure (x) by the Company to perform its obligations under Section 4(l) of the Purchase Agreement or (y) by such Stockholder to perform its obligations under this Agreement; and

                  (C) otherwise in support of the Authorized Share Increase and of the Company's performance of its obligations under Section 4(l) of the Purchase Agreement.

      4. Proxies.

      Each Stockholder hereby revokes any and all prior proxies or powers-of-attorney in respect of any of such Stockholder's Voting Shares relating to the matters set forth in Section 3(a) and constitutes and appoints each of the Investors and Seller or any nominee of any of the Investors or Seller, with full power of substitution and resubstitution, at any time during the term of this Agreement, as its true and lawful attorney and proxy (its "Proxy"), for and in its name, place and stead, to vote each of such Stockholder's Voting Shares as its Proxy, at every annual, special, adjourned or postponed meeting of the stockholders of the Company, including the right to sign its name (as stockholder) to any consent, certificate or other document relating to the Company that Delaware law may permit or require, with respect to any matter referred to in Section 3(a).

THE FOREGOING PROXY AND POWER OF ATTORNEY ARE IRREVOCABLE AND COUPLED WITH AN INTEREST THROUGHOUT THE TERM OF THIS AGREEMENT.

      5. Expenses. Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by them or on their behalf in connection with the transactions contemplated hereunder, including fees and expenses of their own financial consultants, investment bankers, accountants and counsel.

      6. Specific Performance. Each party hereto acknowledges that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance herewith or were



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

      otherwise breached. Accordingly, each party hereto agrees that injunctive relief or any other equitable remedy, in addition to remedies at law or in damages, is the appropriate remedy for any such breach and will not oppose the granting of such relief on the basis that the other party has an adequate remedy at law or in damages. Each party hereto agrees that it will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with any other party's seeking or obtaining such equitable relief.

      7. Successors and Assigns. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective successors, assigns, heirs and devises, as applicable. This Agreement shall not be assignable without the written consent of the other party hereto; provided that Seller may assign its rights under this Agreement to one or more of its stockholders in connection with its dissolution, liquidation and winding-up.

      8. Termination. This Agreement will terminate automatically, without any action on the part of any party hereto, on the earlier of (a)*at any time upon the written consent of each of the Investors and Seller, and (b) on such date as the Company has validly filed an amendment to its Certificate of Incorporation reflecting the Authorized Share Increase and such Authorized Share Increase has become effective.

      9. Entire Agreement. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

      10. Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the conflicts of laws provisions thereof.

      11. Jurisdiction; Waiver of Venue. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or related to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by any other party hereto or its successors or assigns may be brought and determined in the Court of Chancery in and for New Castle County in the State of Delaware (or, if such court lacks jurisdiction, any appropriate state or federal court in New Castle County in the State of Delaware), and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any action, suit or proceeding relating thereto except in such courts). Each of the parties agrees further to accept service of process in any manner permitted by such courts. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or related to this Agreement or the transactions contemplated hereby, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure lawfully to serve process, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), (iii) to the fullest extent permitted by law, that (A) the suit, action or proceeding in any such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts and (iv) any right to a trial by jury.

      12. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given or made by a party hereto only upon receipt by the receiving party at their addresses (if mailed) or facsimile numbers (if delivered by facsimile) set forth on Exhibit A hereto, or at such other address for a party as shall be specified by like notice.



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

      13. Severability. This Agreement shall be deemed severable; the invalidity or unenforceability of any term or provision of this Agreement shall not affect the validity or enforceability of the balance of this Agreement or of any other term hereof, which shall remain in full force and effect. If any of the provisions hereof are determined to be invalid or unenforceable, the parties shall negotiate in good faith to modify this Agreement so as to affect the original intent of the parties as closely as possible.

      14. Waiver. The parties hereto may, to the extent permitted by applicable law, subject to Section*15 hereof, (a)*waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (b)*waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

      15. Modification. No supplement, modification or amendment of this Agreement, or grant of a waiver hereunder or in respect hereof, will be binding unless made in a written instrument that is signed by all of the parties hereto and that specifically refers to this Agreement.

      16. Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when such counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

      17. Headings. All Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                            [Signature Page Follows]

      IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.


                                     FUND HOLDINGS LLC



                                     By: /s/ Edwin L. Knetzger, III
                                     Name: Edwin L. Knetzger, III
                                     Title: Manager



                                     /s/Edwin L. Knetzger, III
                                     EDWIN L. KNETZGER, III

                                     BONDS MX, LLC



                                     By: /s/Hugh Regan
                                     Name: Hugh Regan
                                     Title:  Member Manager

                                     LAIDLAW VENTURE PARTNERS III, LLC



                                     By: /s/Hugh Regan
                                     Name: Hugh Regan
                                     Title:  Member Manager




                                     /s/Robert Jones
                                     ROBERT JONES


                                     GFI NET, INC.



                                     By: /s/J. Christopher Giancarlo
                                     Name: J. Christopher Giancarlo
                                     Title: Exec. VP, Corp. Dev.

                                     OAK INVESTMENT PARTNERS XII, LIMITED
                                     PARTNERSHIP

                                     By:   Oak Associates XII, LLC,
                                           its General Partner



                                     By:/s/Ann H. Lamont
                                     Name: Ann H. Lamont
                                     Title:  Managing Partner


                                     BEACON CAPITAL STRATEGIES, INC.




                                     By: /s/David Weisberger
                                     Name: David Weisberger
                                     Title:  CEO









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